Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-132370 and 333-132370-01

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale of securities is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2007

PRICING SUPPLEMENT NO. 2007-MTNDD187 DATED                     , 2007

(TO PROSPECTUS SUPPLEMENT DATED APRIL 13, 2006 AND PROSPECTUS DATED MARCH 10, 2006) MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

Premium mAndatory Callable

Equity-linked secuRitieS

    % Per Annum PACERS Based Upon the

American Depositary Shares of Companhia Vale do Rio Doce

Due                     , 2009

$10.00 per PACERS

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

■	The PACERS will mature on , 2009, unless called earlier by us.
■

The PACERS bear interest at the rate of approximately 8% per annum (to be determined on the date on which the PACERS are priced for initial sale to the public). We will pay interest in cash semi-annually on the          day of June and December, commencing on June     , 2008 up to and including the earlier of (i) any date on which the PACERS are called by us or (ii) maturity.

■

We will call the PACERS for cash in an amount equal to the sum of $10 and a mandatory call premium if the closing price of the American Depositary Shares of Companhia Vale do Rio Doce (which we refer to as CVRD depositary shares) on any trading day during each of the three-trading-day periods starting on and including June     , 2008, December     , 2008 or June     , 2009 is greater than or equal to $             (the initial share price, to be determined on the pricing date, which is the date on which the PACERS are priced for initial sale to the public).

■

If we do not call the PACERS, you will receive at maturity for each PACERS either (1) a certain number of CVRD depositary shares (or if you elect, the cash value of those shares), which we refer to as the share ratio and which is subject to adjustment for a number of dilution events, if the closing price of CVRD depositary shares on any trading day after the pricing date up to and including the third trading day before maturity is less than or equal to $             (approximately 65% of the initial share price, to be determined on the pricing date) or (2) $10 in cash. The share ratio will equal $10 divided by the initial share price.

■

The PACERS are not principal-protected. At maturity you could receive CVRD depositary shares with a value less than your initial investment in the PACERS (or, if you elect, the cash value of those shares in an amount less than $10 per PACERS.

■	Application will be made to list the PACERS on the American Stock Exchange under the symbol “PAO.”

Investing in the PACERS involves a number of risks. See “ Risk Factors Relating to the PACERS” beginning on page PS-7.

The PACERS represent obligations of Citigroup Funding Inc. only. Companhia Vale do Rio Doce is not involved in any way in the offering and has no obligations relating to the PACERS or to the holders of the PACERS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PACERS or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per PACERS	Total
Public Offering Price	$10.00	$
Underwriting Discount	$0.225	$
Proceeds to Citigroup Funding Inc.	$9.775	$

The agent expects to deliver the PACERS to purchasers on or about                     , 2007.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

What Are the PACERS?

PACERS are callable securities. PACERS’ return, if any, and the amount you will receive at maturity is linked to the closing price of the American Depositary Shares of Companhia Vale do Rio Doce (which we refer to as CVRD depositary shares). We will call the PACERS, in whole, but not in part, only if the closing price of CVRD depositary shares on any trading day during the three-trading-day periods starting on and including June     , 2008, December     , 2008 or June     , 2009 (which we refer to as call determination periods) is greater than or equal to the initial share price of $             (to be determined on the pricing date). The PACERS will not otherwise be called even if the closing price on any other day is greater than or equal to the initial share price of $            . If we call the PACERS, you will receive for each PACERS a call price in cash equal to the sum of $10 plus a mandatory call premium. We will provide notice of a call, including the exact payment date, within one business day after the call of the PACERS and will make the payment associated with such call on the earlier of at least three business days after such call or the maturity date. If we call the PACERS during the call determination period beginning on June     , 2009, we will not provide notice of a call but will pay the call price to you at maturity.

If we do not call the PACERS, you will receive at maturity cash equal to your initial investment of $10 per PACERS, unless the closing price of CVRD depositary shares on any trading day after the pricing date up to and including the third trading day before maturity (which we refer to as the valuation date) is less than or equal to $             (approximately 65% of the initial share price, to be determined on the pricing date). In this case, you will receive at maturity a certain number of CVRD depositary shares (or, if you elect, the cash value of those shares) the value of which will be directly linked to the change in price of CVRD depositary shares from its closing price on the pricing date, and will likely be less than the amount of your initial investment and could be zero. If we do not call the PACERS, you will not in any case benefit from any increase in the price of CVRD depositary shares or receive an amount at maturity greater than your initial investment unless (1) the closing price of CVRD depositary shares on any trading day after the pricing date up to and including the valuation date is less than or equal to $             (approximately 65% of the initial share price, to be determined on the pricing date) (2) you do not exercise your cash election right but receive CVRD depositary shares at maturity and (3) at maturity the price of CVRD depositary shares is greater than the initial share price. The PACERS are not principal protected.

The PACERS mature on                     , 2009, are callable by us semi-annually on any trading day during each call determination period starting on and including June     , 2008, December     , 2008 or June     , 2009, and do not provide for earlier redemption by you. The PACERS are a series of unsecured senior debt securities issued by Citigroup Funding Inc. and any payments due on the PACERS are fully and unconditionally guaranteed by Citigroup Inc. The PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the PACERS is not guaranteed.

Each PACERS represents a principal amount of $10. You may transfer the PACERS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PACERS in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the PACERS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the PACERS through the accounts that these systems maintain with DTC. You should refer to the section “Description of the PACERS — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the PACERS?

The PACERS bear interest at the rate of approximately 8% per annum (to be determined on the pricing date). We will pay cash semi-annually on the          day of June and December, (which we refer to as a coupon payment date), commencing on June     , 2008 up to and including the earlier of (i) any date on which the PACERS are called by us or (ii) maturity.

What Will I Receive if Citigroup Funding Calls the PACERS?

We will call the PACERS, in whole, but not in part, if the closing price of CVRD depositary shares on any trading day during the three-trading-day periods starting on and including June     , 2008, December     , 2008 or June     , 2009 is greater than or equal to the initial share price of $            . We refer to the three trading days each six months as a call determination period, and we refer to the trading day on which we call the PACERS, if any, as the call date. If we call the PACERS, you will receive for each PACERS a call price in cash equal to the sum of $10 and a mandatory call premium. The mandatory call premium will equal $             if the PACERS are called during the call determination period beginning on June     , 2008, $             if the PACERS are called during the call determination period beginning on December     , 2008 and $             if the PACERS are called during the call determination period beginning on June     , 2009.

If we call the PACERS during one of the call determination periods beginning on June     , 2008 or December     , 2008, we will provide notice of a call, including the exact call payment date, within one business day after the call date, and the call payment date will be at least three business days after the call date. If we call the PACERS during the call determination period beginning on June     , 2009, we will not provide notice of a call but will pay the call price to you at maturity.

The opportunity to fully participate in possible increases in the price of CVRD depositary shares through an investment in the PACERS is limited if we call the PACERS because the return you receive will be limited to the amount of the applicable mandatory call premium and any interest payments on the PACERS.

What Will I Receive at Maturity of the PACERS?

If we call the PACERS during the call determination period beginning on June     , 2009, at maturity you will receive for each PACERS you hold a call price in cash equal to $            , the sum of $10 and the applicable mandatory call premium.

If we do not call the PACERS, at maturity you will receive for each PACERS you hold either:

•

a number of CVRD depositary shares equal to the share ratio (or, if you elect, the cash value of those shares based on the closing price of CVRD depositary shares on the valuation date), if the closing price of CVRD depositary shares on any trading day after the pricing date up to and including the valuation date is less than or equal to $             (approximately 65% of the initial share price, to be determined on the pricing date) (any fractional share, if applicable, will be paid in cash), or

•	$10 in cash.

As a result, if we do not call the PACERS and the closing price of CVRD depositary shares on any trading day after the pricing date up to and including the valuation date is less than or equal to approximately 65% (to be determined on the pricing date) of the initial share price, the value of CVRD depositary shares you receive at maturity (or, if you elect, the cash value of those shares) for each PACERS will likely be less than the price paid for each PACERS, and could be zero.

If applicable, you may elect to receive from Citigroup Funding the cash value of the shares you would otherwise receive at maturity by providing notice of your election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 business days before maturity and no later than 5 business days before maturity. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of CVRD depositary shares equal to the share ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you CVRD depositary shares based on its closing price on the valuation date. If you do not wish to receive CVRD depositary shares at maturity under any circumstances, you should provide notice of your cash election to your broker. You should provide this notice even if the closing price of CVRD depositary shares on any trading day prior to your election has not been less than or equal to $             (approximately 65%, to be determined on the pricing date, of the initial share price). If you elect to receive the cash value of CVRD depositary shares equal to the share ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the closing price of CVRD depositary shares on the valuation date and will be an amount less than $10 per PACERS. This amount will not change from the amount fixed on the valuation date, even if the closing price of CVRD depositary shares changes from the valuation date to maturity. Conversely, if you do not make a cash election and instead receive a number of CVRD depositary shares at maturity equal to the share ratio, the value of those shares at maturity will be different than the value of those shares on the valuation date if the closing price of CVRD depositary shares changes from the valuation date to maturity.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the PACERS, and the stock delivery agent will then be obligated to purchase CVRD depositary shares for you based on the closing price on the valuation date. Citigroup Global Markets has agreed to act as stock delivery agent for the PACERS.

The initial share price will equal the closing price of CVRD depositary shares on the pricing date.

The share ratio will equal $10 divided by the initial share price.

Where Can I Find Examples of Hypothetical Amounts Payable at Call or at Maturity?

For a table and graphs setting forth hypothetical amounts you could receive upon a call of the PACERS or at maturity, see “Description of the PACERS — Amounts Payable at Call or Maturity — Hypothetical Examples” in this pricing supplement.

What Are CVRD Depositary Shares?

“CVRD depositary shares” refers to the American Depositary Shares of Companhia Vale do Rio Doce, each of which represents one common share of CVRD and is evidenced by one American Depositary Receipt. Each CVRD depositary share has been deposited and is held, on behalf of the holders of CVRD American Depositary Receipts, by the custodian for the depositary, and/or such other firm or corporation as the depositary may appoint. While the market for the common shares of CVRD is on the São Paulo Stock Exchange in Brazil and while trading in that market is based on the Brazilian real, CVRD depositary shares trade in U.S. dollars on the New York Stock Exchange under the symbol “RIO.”

How Have CVRD Depositary Shares Performed Historically?

We have provided a graph showing the daily closing price of CVRD depositary shares, as reported on the New York Stock Exchange from March 21, 2002 to November 5, 2007 and a table showing the high and low sale prices for CVRD depositary shares and the dividends paid on such shares for each quarter since the first quarter of 2002. You can find this graph and table in the section “Historical Data on CVRD Depositary Shares.” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of CVRD depositary shares in recent years. However, past performance is not indicative of how CVRD depositary shares will perform in the future. You should also refer to the section “Risk Factors Relating to the PACERS — The Historical Performance of CVRD Depositary Shares Is Not an Indication of the Future Performance of CVRD Depositary Shares” in this pricing supplement.

What Are the United States Federal Income Tax Consequences of Investing in the PACERS?

In purchasing a PACERS, you agree with Citigroup Funding that you and Citigroup Funding intend to treat a PACERS for U.S. federal income tax purposes as a derivative financial instrument providing for the future purchase of, or payment based on the value of, CVRD depositary shares. Under this treatment, if you hold the PACERS until they mature and, if not called, you elect to receive cash at maturity, you will recognize capital gain or loss equal to the difference between the amount of cash received and your purchase price for the PACERS. If you receive CVRD depositary shares at maturity of the PACERS, you should not expect to recognize any gain or loss on the receipt of CVRD depositary shares, and your tax basis in CVRD depositary shares generally will equal your purchase price for the PACERS. Upon the mandatory redemption of the PACERS for cash prior to or at maturity, or the sale or other taxable disposition of a PACERS, you generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received as a result of such mandatory redemption, sale or other taxable disposition and your tax basis in the PACERS. Any such gain or loss generally will be long-term capital gain or loss if you have held the PACERS for more than one year at the time of disposition. Due to the absence of authority as to the proper characterization of the PACERS, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the PACERS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis. In addition, there is no assurance that the IRS will agree with the agreed-to characterization and tax treatment of the receipt of CVRD depositary shares by you at maturity of the PACERS and you may be required by the IRS to recognize gain on the receipt of the CVRD depositary shares. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Will the PACERS Be Listed on a Stock Exchange?

We will apply to list the PACERS on the American Stock Exchange under the symbol “PAO.” You should be aware that the listing of the PACERS on the American Stock Exchange does not guarantee that a liquid trading market will be available for the PACERS.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s and Citigroup Inc.’s Affiliate, Citigroup Global Markets?

Our affiliate, Citigroup Global Markets, is the agent for the offering and sale of the PACERS and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets and/or other of our broker-dealer affiliates intend to buy and sell the PACERS to create a secondary market for holders of the PACERS, and may engage in other activities described in the section “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets will also act as calculation agent for the PACERS. Potential conflicts of interest may exist between Citigroup Global Markets and you as holder of the PACERS.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the PACERS through one or more of our affiliates. This hedging activity will likely involve trading in CVRD depositary shares or the common shares of CVRD, or in other instruments, such as options, swaps or futures, based upon CVRD depositary shares or the common shares of CVRD. This hedging activity could affect the market price of CVRD depositary shares and therefore the market value of the PACERS. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your PACERS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the PACERS declines. You should refer to “Risk Factors Relating to the PACERS — The Price at Which You Will Be Able to Sell Your PACERS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the PACERS?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the PACERS, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the PACERS or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the PACERS or (B) its acquisition and holding of the PACERS is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PACERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PACERS by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment in the PACERS?

Yes, the PACERS are subject to a number of risks. Please refer to the section “Risk Factors Relating to the PACERS” in this pricing supplement.

RISK FACTORS RELATING TO THE PACERS

Because the terms of the PACERS differ from those of conventional debt securities in that, unless the PACERS are called by us, the amount you receive at maturity will be based on the closing price of CVRD depositary shares on any trading day after the pricing date up to and including the valuation date, an investment in the PACERS entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the price of CVRD depositary shares and other events that are difficult to predict and beyond our control.

Your Investment in the PACERS May Result in a Loss if the Closing Price of CVRD Depositary Shares Declines

If we do not call the PACERS, the amount you receive at maturity will depend on the closing price of CVRD depositary shares on any trading day after the pricing date up to and including the valuation date. As a result, the amount you receive at maturity may be less than the amount you paid for your PACERS. If we do not call the PACERS and (i) on any trading day after the pricing date up to and including the valuation date the closing price of CVRD depositary shares is less than or equal to $             (approximately 65% of the initial share price, to be determined on the pricing date), and (ii) at maturity (or the valuation date if you elect to receive cash value of CVRD depositary shares) the price of CVRD depositary shares is less than the initial share price, then the value of CVRD depositary shares you receive at maturity (or, if you elect, the cash value of those Shares on the valuation date) will be less than the price paid for each PACERS, and could be zero, in which case your investment in the PACERS will result in a loss, except to the extent of any interest payments on the PACERS. If we do not call the PACERS, this will be true even if the closing price of CVRD depositary shares exceeds the initial share price at one or more times after the pricing date but is less than or equal to approximately 65% (to be determined on the pricing date) of the initial share price on any trading day after the pricing date up to and including the valuation date and the price of CVRD depositary shares at maturity (or the closing price on the valuation date if you elect to receive the cash value of CVRD depositary shares) is less than the initial share price.

The PACERS Have a Mandatory Call Feature Which Limits the Potential Appreciation of Your Investment

We will call the PACERS if the closing price of CVRD depositary shares on any trading day during the three call determination periods beginning on June    , 2008, December    , 2008 or June    , 2009 is greater than or equal to the initial share price. If we call the PACERS, you will receive a call price in cash equal to $10 plus a mandatory call premium. The opportunity to participate in possible increases in the closing price of CVRD depositary shares through an investment in the PACERS is limited because the return you receive if we call the PACERS will be limited to the amount of the applicable mandatory call premium and any interest payments on the PACERS. Therefore, your return on the PACERS may be less than your return on a similar security that was directly linked to CVRD depositary shares and allowed you to participate more fully in the appreciation of the price of CVRD depositary shares.

The Yield on the PACERS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The PACERS bear interest at the rate of approximately 8% per annum (to be determined on the pricing date). As a result, if we do not call the PACERS, (and regardless of whether the closing price of CVRD depositary shares on any trading day after the pricing date up to and including the valuation date is less than or equal to $             (approximately 65% of the initial share price, to be determined on the pricing date)) the effective yield on the PACERS may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

You May Not Be Able to Sell Your PACERS if an Active Trading Market for the PACERS Does Not Develop

There is currently no secondary market for the PACERS. Citigroup Global Markets currently intends, but is not obligated, to make a market in the PACERS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the PACERS. If the secondary market for the PACERS is limited, there may be few buyers should you choose to sell your PACERS prior to maturity and this may reduce the price you receive.

The Price at Which You Will Be Able to Sell Your PACERS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your PACERS in the secondary market will be affected by the supply of and demand for the PACERS, the price of CVRD depositary shares and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the PACERS of a change in a specific factor, assuming all other conditions remain constant.

Price of CVRD Depositary Shares.    We expect that the market value of the PACERS will depend substantially on the amount, if any, by which the price of CVRD depositary shares changes from the initial share price of $            . However, changes in the price of CVRD depositary shares may not always be reflected, in full or in part, in the market value of the PACERS. If you choose to sell your PACERS when the price of CVRD depositary shares exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity or upon a call based on that price because of expectations that the price of CVRD depositary shares will continue to fluctuate between that time and the time when the amount you will receive at maturity or upon a call is determined. In addition, significant increases in the value of CVRD depositary shares are not likely to be reflected in the trading price of the PACERS because we will call the PACERS on the earliest of the three call determination periods beginning on June     , 2008, December     , 2008 or June     , 2009 for a mandatory call premium of $            , $             or $            , respectively, if the closing price of CVRD depositary shares on any closing day during any of the call determination periods is greater than or equal to the initial share price. If you choose to sell your PACERS when the price of CVRD depositary shares is below the initial share price, you may receive less than the amount you originally invested.

The price of CVRD depositary shares will be influenced by CVRD’s results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which CVRD is a part. Citigroup Funding’s hedging activities, the issuance of securities similar to the PACERS and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of CVRD depositary shares.

Volatility of CVRD Depositary Shares.    Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of CVRD depositary shares changes during the term of the PACERS, the market value of the PACERS may decrease.

Mandatory Call Feature.    The possibility that the PACERS may be called during one of the call determination periods occurring every six months is likely to limit their value. If the PACERS did not include a mandatory call feature, we expect their value would be significantly different.

Events Involving CVRD.    General economic conditions and earnings results of CVRD and real or anticipated changes in those conditions or results, as well as events in Brazil, may affect the value of CVRD depositary shares and the market value of the PACERS. In addition, if the dividend yield on CVRD depositary shares increases, we expect that the value of the PACERS may decrease because the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments.

Interest Rates.    We expect that the market value of the PACERS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the PACERS may decrease, and if U.S. interest rates decrease, the market value of the PACERS may increase.

Time Premium or Discount.    As a result of a “time premium or discount,” the PACERS may trade at a value above or below that which would be expected based on the level of interest rates and the price of CVRD depositary shares the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the price of CVRD depositary shares during the period prior to the maturity of the PACERS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the PACERS.

Hedging Activities.    Hedging activities related to the PACERS by us or one or more of our affiliates will likely involve trading in CVRD depositary shares or the common shares of CVRD, or in other instruments, such as options, swaps or futures, based upon CVRD depositary shares or the common shares of CVRD. This hedging activity could affect the market price of CVRD depositary shares and therefore the market value of the PACERS. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the PACERS declines. Profits or losses from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your PACERS in the secondary market.

Credit Ratings, Financial Condition and Results.    Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit ratings, financial condition, or results of Citigroup Inc. may affect the market value of the PACERS. The PACERS are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the PACERS.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the PACERS attributable to another factor.

The Value of CVRD Depositary Shares May Not Completely Track the Value of the Common Shares of CVRD

Although the trading characteristics and valuations of CVRD depositary shares will usually mirror the characteristics and valuations of the underlying common shares of CVRD, the value of CVRD depositary shares may not completely track the value of the underlying common shares of CVRD. Active trading volume and efficient pricing on the São Paulo Stock Exchange for the underlying common shares of CVRD will usually, but not necessarily, indicate similar characteristics in respect of CVRD depositary shares. Because of the size of the offering of CVRD depositary shares outside Brazil and/or other factors that have limited or increased the float of certain American Depositary Shares, the liquidity of CVRD depositary shares may be less than or greater than that of the underlying common shares of CVRD. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of CVRD depositary shares than for the underlying common shares of CVRD. Since holders of CVRD depositary shares may surrender the American Depositary Shares in order to take delivery of and trade the underlying common shares of CVRD, a characteristic that allows investors in American Depositary Shares to take advantage of price differentials between different markets, a market for the underlying common shares of CVRD that is not liquid will generally result in an illiquid market for the CVRD depositary shares.

The price of CVRD depositary shares is quoted in U.S. dollars. Thus, the starting values and ending values of CVRD depositary shares will be expressed in U.S. dollars and the maturity payment on the PACERS will be made in U.S. dollars. However, you should be aware that a depreciation of the value of the currencies in which the underlying common shares of CVRD are traded versus the U.S. dollar may reduce the trading price of CVRD depositary shares (and thus the trading price of and the maturity payment on the PACERS).

The Trading Price of CVRD Depositary Shares and the PACERS Will Be Affected by Conditions in the Brazilian Securities Markets

Although the market price of CVRD depositary shares is not directly tied to the trading price of the underlying common shares of CVRD in Brazil, the trading price of CVRD depositary shares is expected generally to track the U.S. dollar value of the Brazilian real trading price of the underlying common shares of CVRD on the São Paulo Stock Exchange. This means that the trading value of CVRD depositary shares is expected to be affected by the U.S. dollar/Brazilian real exchange rate and by factors affecting the São Paulo Stock Exchange.

Investments in securities linked to the value of Brazilian equity securities involve certain risks. The Brazilian markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there is generally less publicly available information about Brazilian companies than about U.S. companies, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

Securities prices in Brazil are subject to political, economic, financial and social factors that apply in Brazil. These factors, which could negatively affect the Brazilian securities markets, include the possibility of recent or future changes in local or Brazil-wide political leadership and economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in Brazilian equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Brazilian economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

The São Paulo Stock Exchange is relatively small and illiquid compared to stock exchanges in major financial centers and a small number of issuers represent a disproportionately large percentage of market capitalization and trading volume. A liquid trading market for the common shares of CVRD may not continue or expand. A limited trading market may impair the ability of a holder of CVRD depositary shares to sell the common shares of CVRD obtained upon withdrawal of such shares of the American Depositary Shares facility in the amount and at the price and time such holder desires, and could increase the volatility of the price of CVRD depositary shares.

The Historical Performance of CVRD Depositary Shares Is Not an Indication of the Future Performance of CVRD Depositary Shares

The historical performance of CVRD depositary shares, which is included in this pricing supplement, should not be taken as an indication of the future performance of CVRD depositary shares during the term of the PACERS. Changes in the price of CVRD depositary shares will affect the value of the PACERS, but it is impossible to predict whether the price of CVRD depositary shares will rise or fall.

The Volatility of the Price of CVRD Depositary Shares May Result in Delivery of CVRD Depositary Shares at Maturity

Historically, the price of CVRD depositary shares has been volatile. From March 21, 2002 to November 5, 2007, the closing price of CVRD depositary shares has been as low as $1.81 per share and as high as $38.29 per share. As a result, on more than one occasion from August 23, 2007 to November 5, 2007, the closing price of CVRD depositary shares has been less than 65% of its closing price of $35.54 on November 5, 2007. If we do not call the PACERS, whether you receive an amount at maturity in cash equal to the amount of your initial investment in the PACERS or a number of CVRD depositary shares (or, if you elect, the cash value of those shares) with a value less than your initial investment depends upon the closing price of CVRD depositary shares on any trading day during the term of the PACERS. The volatility of the price of CVRD depositary shares may result in your receiving at maturity a number of CVRD depositary shares (or, if you elect, the cash value of those shares) with a value less than your initial investment in the PACERS, which will result in a loss, except to the extent of any interest payments on the PACERS.

You Will Have No Rights Against CVRD Unless and Until You Receive Any CVRD Depositary Shares at Maturity

You will have no rights against CVRD unless and until you receive CVRD depositary shares at maturity, even though:

•	you will receive CVRD depositary shares at maturity under some circumstances; and

•	the market value of the PACERS is expected to depend primarily on the price of CVRD depositary shares.

CVRD is not in any way involved in this offering and has no obligations relating to the PACERS or to holders of the PACERS. In addition, you will have no voting rights and will receive no dividends or other distributions with respect to CVRD depositary shares unless and until you receive CVRD depositary shares at maturity, if applicable.

The Trading Price of CVRD Depositary Shares and the PACERS May Be Reduced if CVRD Ceases to Be Subject to SEC Reporting Requirements

CVRD is currently subject to the reporting requirements of the Securities and Exchange Commission and publicly files reports and other information on the SEC website. In the event that CVRD ceases to be subject to these reporting requirements, pricing information for the PACERS may be more difficult to obtain and the value, trading price and liquidity of CVRD depositary shares and the PACERS may be reduced.

The Amount You Receive at Maturity May Be Reduced Under Some Circumstances if CVRD Depositary Shares are Diluted Because this Amount Will Not Be Adjusted for All Events that Dilute CVRD Depositary Shares

The amount you receive at maturity is subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of CVRD that modify its capital structure and a number of other transactions involving CVRD as well as for the liquidation, dissolution or winding up of CVRD. You should refer to the section “Description of the PACERS — Dilution Adjustments,” in this pricing supplement. The amount you receive at maturity, if applicable, will not be adjusted for other events that may adversely affect the price of CVRD depositary shares, such as offerings of the common shares of CVRD for cash or in connection with acquisitions. Because of the relationship of the amount you receive at maturity to the price of CVRD depositary shares, these other events may reduce the amount you receive at maturity on the PACERS.

The Market Value of the PACERS May Be Affected by Purchases and Sales of CVRD Depositary Shares or Derivative Instruments Related to CVRD Depositary Shares by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets, may from time to time buy or sell CVRD depositary shares or derivative instruments relating to CVRD depositary shares or the common shares of CVRD for their own accounts in connection with their normal business practices. These transactions could affect the price of CVRD depositary shares and therefore the market value of the PACERS.

Citigroup Global Markets, an Affiliate of Citigroup Funding and Citigroup Inc., Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets, which is acting as the calculation agent for the PACERS, is an affiliate of ours. As a result, Citigroup Global Markets’ duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

The United States Federal Income Tax Consequences of the PACERS Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the PACERS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement.

DESCRIPTION OF THE PACERS

The following description of the particular terms of the PACERS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

General

Premium mAndatory Callable Equity-linked secuRitieS (PACERSSM) Based Upon the American Depositary Shares of Companhia Vale do Rio Doce (“CVRD Depositary Shares”) are callable securities. PACERS’ return, if any, and the amount you receive at maturity is linked to the Closing Price of CVRD Depositary Shares. We will call the PACERS, in whole, but not in part, only if the Closing Price of CVRD Depositary Shares on any Trading Day during the three-Trading-Day periods starting on and including June     , 2008, December     , 2008 or June     , 2009 is greater than or equal to the Initial Share Price of $            . The PACERS will not be called even if the Closing Price on any other day is greater than or equal to the Initial Share Price. If we call the PACERS, you will receive for each PACERS a Call Price in cash equal to the sum of $10 plus a Mandatory Call Premium. If we call the PACERS during one of the call determination periods beginning on June     , 2008 or December     , 2008, we will provide notice of a call, including the exact payment date, within one business day after the call of the PACERS and will make the payment associated with such call on the earlier of at least three business days after such call. If we call the PACERS during the call determination period beginning on June     , 2009, we will not provide notice of a call but will pay the call price to you at maturity.

If we do not call the PACERS, you will receive at maturity cash equal to your initial investment of $10 per PACERS, unless the Closing Price of CVRD Depositary Shares on any Trading Day after the Pricing Date up to and including the Valuation Date is less than or equal to $             (approximately 65% of the Initial Share Price, to be determined on the Pricing Date). In this case, you will receive at maturity a number of CVRD Depositary Shares (or, if you elect, the cash value of those shares) the value of which will be directly linked to the change in price of CVRD Depositary Shares from its Closing Price on the Pricing Date, and will likely be less than the amount of your initial investment and could be zero. If we do not call the PACERS, you will not in any case benefit from any increase in the price of CVRD Depositary Shares or receive an amount at maturity greater than your initial investment unless (1) the Closing Price of CVRD Depositary Shares on any Trading Day after the Pricing Date up to and including the Valuation Date is less than or equal to $             (approximately 65% of the Initial Share Price, to be determined on the Pricing Date) (2) you do not exercise your cash election right but receive CVRD Depositary Shares at maturity and (3) at maturity the price of CVRD Depositary Shares is greater than the Initial Share Price. PACERS are not principal protected.

The PACERS are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of PACERS issued will be $             ( PACERS). The PACERS will mature on                     , 2009, unless called earlier by us, will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the Citigroup Inc. guarantee, any payments due under the PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the PACERS is not guaranteed. The PACERS will be issued only in fully registered form and in denominations of $10 per PACERS and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the PACERS and of the senior debt indenture under which the PACERS will be issued.

Interest

The PACERS bear interest at the rate of approximately 8% per annum (to be determined on the Pricing Date). We will pay interest in cash semi-annually on the          day of June and December (each a Coupon

Payment Date), commencing on June     , 2008 up to and including the earlier of (i) any date on which the PACERS are called by us or (ii) maturity. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The coupon payment will be payable to the persons in whose names the PACERS are registered at the close of business on the third Business Day preceding the Coupon Payment Date. If the Coupon Payment Date falls on a day that is not a Business Day, the coupon payment to be made on that Coupon Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on that Coupon Payment Date, and no additional interest will accrue as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Mandatory Call Feature

We will call the PACERS, in whole, but not in part, if the Closing Price of CVRD Depositary Shares on any Trading Day during the three-Trading-Day periods starting on and including June     , 2008, December     , 2008 or June     , 2009 is greater than or equal to the Initial Share Price. We refer to the three Trading Days each six months as a Call Determination Period, and we refer to the Trading Day within a Call Determination Period on which we call the PACERS, if any, as the Call Date. If we call the PACERS, you will receive for each PACERS a Call Price in cash equal to the sum of $10 and a Mandatory Call Premium. The Mandatory Call Premium will equal $             if the PACERS are called during the Call Determination Period beginning on June     , 2008, $             if the PACERS are called during the Call Determination Period beginning on December     , 2008 and $            , if the PACERS are called during the Call Determination Period beginning on June     , 2009.

If we call the PACERS during one of the Call Determination Periods beginning on June     , 2008 or December     , 2008 we will provide notice of a call, including the exact call payment date, within one business day after the Call Date, and the call payment date will be at least three business days after the Call Date. If we call the PACERS during the Call Determination Period beginning on June     , 2009, we will not provide notice of a call but will pay the Call Price to you at maturity.

The opportunity to participate in possible increases in the price of CVRD Depositary Shares through an investment in the PACERS is limited if we call the PACERS because the amount you receive will be limited to the Call Price.

So long as the PACERS are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the PACERS are no longer represented by global securities or are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Payment at Maturity

If we call the PACERS during the Call Determination Period beginning on June     , 2009, at maturity you will receive for each PACERS you hold a Call Price in cash equal to $            , the sum of $10 and the applicable Mandatory Call Premium.

If we do not call the PACERS, they will mature on                     , 2009. At maturity, you will receive for each PACERS an amount described below.

Determination of the Amount to be Received at Maturity

If not previously called, at maturity you will receive for each $10 principal amount of PACERS either:

•

a number of CVRD Depositary Shares equal to the Share Ratio (or, if you elect, the cash value of those shares based on the Closing Price of CVRD Depositary Shares on the Valuation Date), if the Closing Price of CVRD Depositary Shares on any Trading Day after the Pricing Date up to and including the Valuation Date is less than or equal to $             (approximately 65% of the Initial Share Price, to be determined on the Pricing Date) (any fractional share will be paid in cash), which we refer to as the “Downside Trigger Price,” or

•	$10 in cash.

As a result, if we do not call the PACERS and the Closing Price of CVRD Depositary Shares on any Trading Day after the Pricing Date up to and including the Valuation Date is less than or equal to the Downside Trigger Price, the value of CVRD Depositary Shares you receive at maturity (or, if you elect, the cash value of those shares) for each PACERS will always be less than the price paid for each PACERS, and could be zero.

You may elect to receive from Citigroup Funding the cash value of the shares you would otherwise receive at maturity by providing notice of your election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 business days before maturity and no later than 5 business days before maturity. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of CVRD Depositary Shares equal to the Share Ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you CVRD Depositary Shares based on its Closing Price on the Valuation Date. If you do not wish to receive CVRD Depositary Shares at maturity under any circumstances, you should provide notice of your cash election to your broker. You should provide this notice even if the Closing Price of CVRD Depositary Shares at any time prior to your election has not been less than or equal to $             (approximately 65%, to be determined on the Pricing Date, of the Initial Share Price). If you elect to receive the cash value of CVRD Depositary Shares equal to the Share Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the Closing Price of CVRD Depositary Shares on the Valuation Date and will be an amount less than $10 per PACERS. This amount will not change from the amount fixed on the Valuation Date, even if the Closing Price of CVRD Depositary Shares changes from the Valuation Date to maturity. Conversely, if you do not make a cash election and instead receive a number of CVRD Depositary Shares at maturity equal to the Share Ratio, the value of those shares at maturity will be different from the value of those shares on the Valuation Date if the Closing Price of CVRD Depositary Shares changes from the Valuation Date to maturity.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the PACERS, and the stock delivery agent will then be obligated to purchase CVRD Depositary Shares for you based on the Closing Price on the Valuation Date. Citigroup Global Markets has agreed to act as stock delivery agent for the PACERS.

In lieu of any fractional share that you would otherwise receive in respect of any PACERS, at maturity you will receive an amount in cash equal to the value of such fractional share. The number of full CVRD Depositary Shares, and any cash in lieu of a fractional share, to be delivered at maturity, or any cash amount if elected, to each holder will be calculated based on the aggregate number of PACERS held by each holder.

The “Initial Share Price” will equal the Closing Price of CVRD Depositary Shares on the Pricing Date.

The “Pricing Date” means the date on which the PACERS are priced for initial sale to the public.

The “Valuation Date” means the third Trading Day before maturity.

The “Share Ratio” will equal $10 divided by the Initial Share Price.

A “Market Disruption Event” means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) CVRD Depositary Shares or the common shares of CVRD (or any other security for which a Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to CVRD Depositary Shares or the common shares of CVRD (or other relevant security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “Closing Price” of CVRD Depositary Shares (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the CVRD Depositary Shares or other security is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the CVRD Depositary Shares or other security is listed or admitted to trading, and (2) if the CVRD Depositary Shares or other security is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the CVRD Depositary Shares or other security is listed or admitted to trading on such exchange), any last reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization; provided that if the closing price of CVRD Depositary Shares cannot be determined by the methods described in (1) or (2) above, then the Closing Price will be the closing sale price or, if no closing sale price is reported, the last reported sale price on that date of the common shares of CVRD on the São Paulo Stock Exchange in Brazil, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine; provided, however that the Closing Price will be determined as described in this paragraph with regard to the number of common shares of CVRD represented by each CVRD Depositary Share at the time the determination of the Closing Price is made, provided further that, if the Closing Price of any other security for which a Closing Price must be determined cannot be determined by the methods described in (1) or (2) above and if the security for which a closing price must be determined is traced on one or more non-U.S. securities exchanges or markets, then the Closing Price of such security will be the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal non-U.S. securities exchange or market on which the security is traded, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the third Trading Day prior to maturity. If no sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the CVRD Depositary Shares or other security obtained from as many dealers in such CVRD Depositary Shares or other security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service. If the CVRD American Depositary Shares program is terminated or the Closing Price is otherwise calculated by substituting the common shares of CVRD for the CVRD Depositary Shares, the Closing Price of the common shares of CVRD will be substituted for all purposes related to the PACERS including the determination of whether the PACERS are called and calculating the payment at maturity.

Amounts Payable at Call or Maturity — Hypothetical Examples

The examples of hypothetical Call Prices and amounts received at maturity set forth below are intended to illustrate the effect of different Closing Prices of CVRD Depositary Shares on the amount you will receive in respect of the PACERS upon a mandatory call or at maturity. All of the hypothetical examples are based on the following assumptions:

•	Issue Price: $10.00 per PACERS

•	Pricing Date: November 16, 2007

•	Settlement Date: November 21, 2007

•	Valuation Date: May 18, 2009

•	Maturity Date: May 21, 2009

•	Initial Share Price: $36.88

•	Underlying Share price at which a Mandatory Call occurs: $36.88 (100% of the hypothetical Initial Share Price)

•	Interest: 8% per annum, payable semi-annually ($.80 per PACERS total)

•	Mandatory Call Premium:

a.	6.50%, if called on any Call Date in May 2008

b.	13.00%, if called on any Call Date in November 2008

c.	19.50%, if called on any Call Date in May 2009

•	Share Ratio: 0.27115 CVRD Depositary Shares per PACERS

•	Annualized dividend yield of CVRD Depositary Shares: 1.05%

•

If the PACERS have not been previously called, at maturity, whether you receive CVRD Depositary Shares (or, if you elect, the equivalent cash value) or your initial investment ($10.00 per PACERS) depends on whether the Closing Price of CVRD Depositary Shares has declined by 35% or more (to $23.97 or less, the “Downside Trigger Price”) from the Initial Share Price on any Trading Day after the Pricing Date up to and including the Valuation Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on the Initial Share Price; whether the Closing Price of CVRD Depositary Shares on any Call Date is greater than or equal to the Initial Share Price, causing the PACERS to be called; and if the PACERS are not called, whether the Closing Price of CVRD Depositary Shares on any Trading Day up to and including the Valuation Date has declined by approximately 35% or more (to be determined on the Pricing Date) from the Initial Share Price causing you to receive a fixed number of CVRD Depositary Shares at maturity (or the cash value of those shares at your election).

Additionally, if you elect to receive the cash value of CVRD Depositary Shares equal to the Share Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the Closing Price of CVRD Depositary Shares on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the Closing Price of CVRD Depositary Shares changes from the Valuation Date to maturity. Conversely, if you do not make a cash election and instead receive a number of CVRD Depositary Shares at maturity equal to the Share Ratio, the value of those shares at maturity will be different than the value of those shares on the Valuation Date if the Closing Price of CVRD Depositary Shares changes from the Valuation Date to maturity.

PACERS are Mandatorily Called on any of the Call Dates

The PACERS have not been previously called and the closing price of the Underlying Stock on the relevant Call Date is equal to or greater than $36.88, the price at which a Mandatory Call occurs. The PACERS are consequently called at the applicable Call Price of $10.00 plus the Mandatory Call Premium per PACERS.

a. If the Call Date occurs in May 2008, the Call Price will be $10.00 plus a Mandatory Call Premium of $0.650 Call Price = $10.00 + $0.650 = $10.65 per PACERS

b. If the Call Date occurs in November 2008, the Call Price will be $10.00 plus a Mandatory Call Premium of $1.300 Call Price = $10.00 + $1.300 = $11.30 per PACERS

c. If the Call Date occurs in May 2009, the Call Price will be $10.00 plus a Mandatory Call Premium of $1.950 Call Price = $10.00 + $1.950 = $11.95 per PACERS

d.      Even if the Downside Trigger Price has been breached, the PACERS will be called on any Trading Day within any Call Determination Period if the Closing Price of CVRD Depositary Shares on such date is equal to or greater than $36.88, the price at which a Mandatory Call would occur. If the Call Date occurs in May 2009, the Call Price will be $10.00 plus a Mandatory Call Premium of $1.950

Call Price = $10.00 + $1.950 = $11.95 per PACERS

PACERS are not Mandatorily Called on any of the Call Dates and Downside Trigger Price is Not Breached

The PACERS are not called on any of the Call Dates, and the Closing Price of CVRD Depositary Shares is not less than or equal to 65% of the Initial Share Price, or $23.97, at any day from the Pricing Date up to and including the Valuation Date.

Since the Closing Price of CVRD Depositary Shares on any Trading Day after the Pricing Date up to and including the Valuation Date is not less than or equal to $23.97, the amount received at maturity will be $10.00 per PACERS.

Amount received at maturity = $10.00 per PACERS

PACERS are not Mandatorily Called on any of the Call Dates and Downside Trigger Price is Breached

The PACERS are not called on any of the Call Dates, and the Closing Price of CVRD Depositary Shares is less than 65% of the Initial Share Price, or $23.97, on any Trading Day from the Pricing Date up to and including the Valuation Date. At maturity you will receive for each PACERS a number of CVRD Depositary Shares equal to the Share Ratio, or 0.27115 shares (or the cash value of those shares at your election).

Even if the Closing Price of CVRD Depositary Shares is greater than $36.88, or the price at which a Mandatory Call occurs, at one or more times on or prior to the Valuation Date, the Closing Price of CVRD Depositary Shares is below $36.88 on all of the Call Dates. Consequently, the PACERS will not be called on any Call Date.

If the Closing Price of CVRD Depositary Shares on any Trading Day from the Pricing Date up to and including the Valuation Date is equal to or less than $23.97, then you will receive at maturity a number of CVRD Depositary Shares equal to the Share Ratio (or the cash value of those Shares at your election). If the Closing Price of CVRD Depositary Shares on the Maturity Date is $19.18 then the market value of CVRD Depositary Shares you will receive, based on such Closing Price, will be $5.20.

Value of CVRD Depositary Shares received at maturity = 0.27115 shares * $19.18 = $5.20

Summary Chart of Hypothetical Examples

PACERS are Mandatorily Called

Date on which the PACERS are called	Any Call Date in May 2008	Any Call Date in November 2008	Any Call Date in May 2009 (Downside Trigger Not Breached)	Any Call Date in May 2009 (Downside Trigger Breached)
Hypothetical Initial Depositary Share Price	$36.88	$36.88	$36.88	$36.88

Hypothetical lowest Closing Price on or prior to the Valuation Date	$33.19	$29.50	$30.54	$23.23

Is the hypothetical lowest Closing Price less than or equal to 65% of the Initial Share Price, or $23.97?	No	No	No	Yes

Hypothetical minimum price at which a Mandatory Call would occur	$36.88	$36.88	$36.88	$36.88

Hypothetical Closing Price of the Underlying Depositary Shares on the Call Date	$37.80	$39.65	$44.62	$38.72

Call Price for the PACERS	$10.65	$11.30	$11.95	$11.95

Return on CVRD Depositary Shares (excluding any cash dividend payments)	2.50%	7.50%	21.00%	5.00%

Return on the PACERS (excluding fixed coupon payments)	6.50%	13.00%	19.50%	19.50%

Return on CVRD Depositary Shares (including all cash dividend payments)	3.02%	8.55%	22.58%	6.58%

Return on PACERS (including fixed coupon payments)	10.50%	21.00%	31.50%	31.50%

PACERS are not Mandatorily Called

	Downside Trigger Not Breached	Downside Trigger Breached
Hypothetical Initial Share Price	$36.88	$36.88
Hypothetical lowest Closing Price on or prior to the Valuation Date	$25.82	$19.18
Is the hypothetical lowest Closing Price less than or equal to 65% of the Initial Share Price, or $23.97?	No	Yes
Will 0.27115 (the Hypothetical Share Ratio) CVRD Depositary Shares be delivered at maturity?	No	Yes
Hypothetical Closing Price of CVRD Depositary Shares at maturity	$29.50	$19.18
Amount received at maturity (cash or value of CVRD Depositary Shares per PACERS)	$10.00	$5.20
Return on CVRD Depositary Shares (excluding any cash dividend payments)	-20.00%	-48.00%
Return on the PACERS (excluding fixed coupon payments)	0.00%	-48.00%
Return on CVRD Depositary Shares (including all cash dividend payments)	-18.43%	-46.43%
Return on the PACERS (either in cash or the market value of CVRD Depositary Shares)	12.00%	-36.00%

Dilution Adjustments

The Share Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. All references below to common stock refer to the common shares of CVRD represented by CVRD Depositary Shares.

If CVRD, after the Pricing Date,

(1) pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value),

(2) subdivides or splits its outstanding common stock into a greater number of shares,

(3) combines its outstanding common stock into a smaller number of shares, or

(4) issues by reclassification of its common stock any shares of other common stock of CVRD,

then, in each of these cases, the Share Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of CVRD, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. In the event of a reclassification referred to in (4) above as a result of which no common stock is outstanding, the Share Ratio will be determined by reference to the other shares of CVRD issued in the reclassification. The Initial Share Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

If CVRD, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Share Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Share Ratio will be further adjusted to equal the Share Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Share Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

If CVRD, after the Pricing Date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Share Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of common stock, and the denominator of which will be the Then-Current Market Price of one share of common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. The Initial Share Price and the Downside Trigger Price will also be adjusted in that case in the manner described below. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of CVRD Depositary Shares consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the Closing Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Closing Price of CVRD Depositary Shares on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one Share of CVRD and, if the Closing Price of CVRD Depositary Shares on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Trigger Price, each holder of the PACERS will have the right to receive at maturity cash in an amount per PACERS equal to the Share Ratio multiplied by such fair market value.

If CVRD, after the Pricing Date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of the common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Share Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a

Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Share Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of the common stock of CVRD, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of common stock of CVRD have the option to receive either a number of shares of its common stock or a fixed amount of cash.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by CVRD with respect to one share of common stock acquired in a tender offer or exchange offer by CVRD over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Closing Price of CVRD Depositary Shares on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one of CVRD Depositary Shares and, if the Closing Price of CVRD Depositary Shares on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Trigger Price, each holder of the PACERS will have the right to receive at maturity cash in an amount per PACERS equal to the Share Ratio multiplied by such sum.

If any adjustment is made to the Share Ratio as set forth above, an adjustment will also be made to the Initial Share Price and the Downside Trigger Price. The required adjustment will be made by dividing the Initial Share Price and the Downside Trigger Price by the relevant dilution adjustment.

Each dilution adjustment will be effected as follows:

•

in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of common shares of CVRD entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by CVRD,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•

in the case of any Excess Purchase Payment for which CVRD announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Share Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by CVRD, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Share Ratio, the Initial Share Price and the Downside Trigger Price will be further adjusted to the Share Ratio, the Initial Share Price and the Downside Trigger Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Share Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

If, during any period of ten Trading Days used to calculate the Then-Current Market Price, there occurs any event requiring an adjustment to be effected as described herein, then the Closing Price for each Trading Day in such period of ten Trading Days occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•

any consolidation or merger of CVRD, or any surviving entity or subsequent surviving entity of CVRD, with or into another entity, other than a merger or consolidation in which CVRD is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of CVRD or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of CVRD or any successor in its entirety or substantially in its entirety,

•	any statutory exchange of securities of CVRD or any successor of CVRD with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of CVRD or any successor of CVRD,

the Closing Price of CVRD Depositary Shares on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the number of common shares of CVRD represented by each CVRD Depositary Share times the sum of:

(1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of common stock of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the PACERS that would have required an adjustment as described above, had it occurred with respect to the common stock of CVRD or CVRD. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If the common stock of CVRD has been subject to a Reorganization Event and the Closing Price of CVRD Depositary Shares on any Trading Day thereafter, up to and including the Valuation Date, is less than or equal to the Downside Trigger Price, then each holder of the PACERS will have the right to receive per $10 principal amount of PACERS (i) cash in an amount equal to the Share Ratio multiplied by (x) the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (y) the number of common shares represented by each CVRD Depositary Share and (ii) the number of Marketable Securities received for each common share of CVRD in the Reorganization Event multiplied by (x) the number of common shares represented by each CVRD Depositary Share and (y) the Share Ratio (or, if the holder elects, the cash value of the Marketable Securities).

The adjustments described herein assume that each CVRD Depositary Share will continue to represent, directly or indirectly, one common share of CVRD. If the number of common shares of CVRD represented by a CVRD Depositary Share, whether in conjunction with one of the foregoing adjustment events or otherwise, then all dilution adjustments relating to the Share Ratio, the Initial Share Price, and the Downward Trigger Price will reflect the new ratio of common shares to CVRD Depositary Shares. If any of the events described above occurs with respect to CVRD Depositary Shares and not with respect to or with proportional effect on the common shares of CVRD, then the calculation agent will effect the applicable dilution adjustments based on the Closing Price and the outstanding number of CVRD Depositary Shares.

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities, or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Redemption at the Option of the Holder; Defeasance

The PACERS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any PACERS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the PACERS will be determined by the calculation agent and will equal, for each PACERS, the Call Price or amount to be received at maturity, as applicable, calculated as though the Call Date or maturity of the PACERS were the date of early repayment. See “— Mandatory Call Feature” and “— Determination of the Amount to be Received at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of a beneficial owner of a PACERS against the entity that becomes subject to a bankruptcy proceeding will be capped at the Call Price, the amount to be received at maturity or cash equivalent of the amount to be received at maturity, as applicable, calculated as though the Call Date or maturity of the PACERS were the date of the commencement of the proceeding.

In case of default in payment at maturity of the PACERS, the PACERS shall bear interest, payable upon demand of the beneficial owners of the PACERS in accordance with the terms of the PACERS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of         % per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

Paying Agent and Trustee

Citibank, N.A. will serve as the paying agent for the PACERS and will also hold the global security representing the PACERS as custodian for DTC. The Bank of New York, as successor trustee under an indenture dated June 1, 2005, will serve as trustee for the PACERS.

Calculation Agent

The calculation agent for the PACERS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the PACERS. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup Inc., potential conflicts of interest may exist between the calculation agent and the holders of the PACERS, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the PACERS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

DESCRIPTION OF COMPANHIA VALE DO RIO DOCE

General

According to publicly available documents, Companhia Vale do Rio Doce (“CVRD”) is the second-largest diversified metals and mining company in the world, the largest metals and mining company in the Americas, and one of the largest private-sector companies in Latin America by market capitalization. CVRD is currently subject to the information requirements of the Securities Exchange Act. Accordingly, CVRD files reports (including its Annual Report on Form 20-F for the fiscal year ended December 31, 2006) and other information with the SEC. CVRD’s registration statements, reports and other information are available to the public from the SEC’s website at http://www.sec.gov, or may be inspected and copied at the offices of the SEC at the locations listed in the section “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of CVRD’s publicly available documents nor made any due diligence investigation or inquiry of CVRD in connection with the offering of the PACERS. We make no representation that the publicly available information about CVRD is accurate or complete.

The PACERS represent obligations of Citigroup Funding only. CVRD is not involved in any way in this offering and has no obligation relating to the PACERS or to holders of the PACERS.

Historical Data on CVRD Depositary Shares

The American Depositary Shares of CVRD are listed on the New York Stock Exchange under the symbol “RIO.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for CVRD Depositary Shares, as reported on the NYSE, as well as the cash dividends paid per CVRD Depositary Share.

According to CVRD’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006, as of December 31, 2006, the number of common shares of CVRD outstanding was 1,471,607,838.

Holders of PACERS will not be entitled to any rights with respect to CVRD Depositary Shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving CVRD Depositary Shares at maturity, if applicable.

	High	Low	Dividend
2002
Quarter
First	$2.3125	$2.1250	$0.0000
Second	2.5333	2.1250	0.0000
Third	2.3050	1.8333	0.0000
Fourth	2.4617	1.8042	0.0497

2003
Quarter
First	2.4750	2.1267	0.0000
Second	2.5758	2.2250	0.0393
Third	3.5083	2.4700	0.0476
Fourth	4.9900	3.4083	0.0363

2004
Quarter
First	5.2917	4.1392	0.0000
Second	4.7617	3.4417	0.0491
Third	5.6875	3.8500	0.0000
Fourth	7.3125	5.0600	0.0968

	High	Low	Dividend
2005
Quarter
First	9.1500	6.3575	0.0000
Second	8.2500	6.2550	0.0925
Third	11.2300	7.2750	0.0000
Fourth	11.4725	9.1750	0.1613

2006
Quarter
First	12.8825	10.4175	0.0000
Second	14.5450	9.8150	0.1230
Third	12.2700	9.5850	0.0000
Fourth	15.2250	10.3400	0.1041

2007
Quarter
First	19.0250	13.5600	0.0000
Second	23.8550	18.4300	0.1495
Third	34.600	17.0000	0.0000
Fourth (through November 5, 2007)	38.2900	31.0000	0.1665

The closing price of CVRD Depositary Shares on November 5, 2007 was $35.54.

The following graph sets forth the daily closing price of CVRD Depositary Shares, as reported on the NYSE, from March 21, 2002 to November 5, 2007. The data reflected in the graph below was obtained from Bloomberg L.P. Past closing prices of CVRD Depositary Shares are not indicative of future CVRD Depositary Shares closing prices. This graph does not reflect intra-day pricing.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of the PACERS. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the decision to purchase the PACERS by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the PACERS (a “U.S. Holder”). This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold the PACERS as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (iii) persons whose functional currency is not the U.S. dollar, (iv) persons that do not hold the PACERS as capital assets or (v) persons that did not purchase the PACERS in the initial offering.

This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, this summary does not address the effects of any applicable state, local or foreign tax laws.

This summary also does not address tax consequences specific to CVRD Depositary Shares except where otherwise stated. Before acquiring a PACERS, prospective investors should consult other publicly available information concerning the tax treatment of CVRD Depositary Shares. The following discussion assumes that CVRD is not a passive foreign investment company. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning the PACERS would differ significantly from the consequences described below.

No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the PACERS and no assurance can be given that the IRS will agree with the conclusions expressed herein. It is possible that the IRS could seek to characterize the PACERS in a manner that results in tax consequences different from those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR IN THE PACERS SHOULD CONSULT ITS OWN TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PACERS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In General

In purchasing a PACERS, unless otherwise required by law, each holder agrees with Citigroup Funding that Citigroup Funding and such holder, intend to treat a PACERS for U.S. federal income tax purposes as a derivative financial instrument providing for the future purchase of, or payment based on the value of CVRD Depositary Shares, under which an amount equal to the purchase price of the PACERS is treated as an interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the derivative financial instrument. Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the PACERS, but instead will be commingled with Citigroup

Funding’s other assets and applied in a manner consistent with the “Use of Proceeds and Hedging” in the accompanying prospectus. As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the PACERS could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

Under the above characterization of the PACERS, if a U.S. Holder receives CVRD Depositary Shares at maturity, a U.S. Holder will recognize no gain or loss on the purchase of CVRD Depositary Shares by application of the monies received by Citigroup Funding in respect of the PACERS. A U.S. Holder will have a tax basis in such stock equal to the U.S. Holder’s tax basis in the PACERS (less the portion of the tax basis of the PACERS allocable to any fractional share, as described in the next paragraph). A U.S. Holder’s tax basis in a PACERS generally will equal such Holder’s cost for that PACERS. A U.S. Holder’s holding period for the CVRD Depositary Shares received at maturity will begin on the day following the receipt of such shares. However, if the value of CVRD Depositary Shares received by a U.S. Holder is greater than the U.S. Holder’s purchase price for the PACERS, it is possible that the IRS would treat the U.S. Holder as if, at maturity of the PACERS, the holder had received a taxable cash payment from Citigroup Funding (which will be taxed in the same manner as the mandatory redemption of the PACERS for cash prior to or at maturity, as described below), and had then used that cash to purchase a number of CVRD Depositary Shares.

Payments of interest on the PACERS will be taxable to a U.S. Holder as ordinary income at the time that such payments are accrued or received in accordance with the U.S. Holder’s method of tax accounting.

A U.S. Holder will recognize gain or loss (which may be treated as short-term capital gain or loss without regard to such Holder’s holding period for the PACERS) with respect to cash received in lieu of fractional Shares, in an amount equal to the difference between the cash received and the portion of the basis of the PACERS allocable to fractional Shares (based on the relative number of fractional shares and full shares delivered to the holder). If, as a result of one or more dilution adjustments, at maturity the U.S. Holder receives any combination of cash and Marketable Securities, pursuant to the U.S. Holder’s purchase obligation under the PACERS, although not free from doubt, the U.S. Holder should allocate its cash deposit pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder’s basis in any Marketable Securities received would equal the pro rata portion of its deposit allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the amount allocated thereto.

Under the above characterization of the PACERS, upon the mandatory redemption of the PACERS for cash prior to or at maturity, or the sale or other taxable disposition of a PACERS by a U.S. Holder, the U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount of cash received at maturity or the amount realized as a result of the mandatory redemption, sale or other taxable disposition and the U.S. Holder’s tax basis in the PACERS. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the PACERS for more than one year at the time of disposition.

Possible Alternative Treatment

Due to the absence of authority as to the proper characterization of the PACERS and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization of the PACERS as derivative financial instruments and the tax treatment described above. In particular, because a holder will be entitled to cash (or, in certain limited cases, CVRD Depositary Shares with a trading value) equal to or greater than the amount of the initial purchase price paid for PACERS unless (i) the Closing Price of CVRD Depositary Shares on any Trading Day after the Pricing Date up to and including the third Trading Day before maturity is less than or equal to approximately 65% of the Initial Share Price and (ii) the Closing Price of CVRD Depositary Shares on each Trading Day within each Call Determination Period, and on the maturity date, is less than 100% of the Initial

Share Price; the IRS could seek to analyze the federal income tax consequences of owning PACERS under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a “comparable yield” for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield,” be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder’s tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder’s original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

The Contingent Payment Regulations apply only to debt instruments that provide for contingent payments. The PACERS are expected to provide economic returns that are linked to the performance of CVRD Depositary Shares, and offer no assurance that a holder’s investment will be returned to the holder. The PACERS also are payable in certain circumstances by the delivery of CVRD Depositary Shares (or the cash equivalent). Further, based on the historical performance of CVRD Depositary Shares, a holder may receive economic returns on the PACERS that are substantially lower or higher than the holder’s investment therein and the amounts payable if the PACERS are called substantially exceed a conventional interest rate return. Accordingly, Citigroup Funding believes that it is reasonable to treat the PACERS for U.S. federal income tax purposes, not as debt instruments, but as derivative financial instruments in respect of which holders have deposited a fixed amount of cash with Citigroup Funding. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the PACERS, then, among other matters, a U.S. Holder would be required to include in income each year an accrual of interest at a comparable yield for a comparable non-contingent instruments issued by Citigroup Funding even though the holder will be entitled to no payments until the maturity of the PACERS. In addition, gain realized by a holder upon the mandatory redemption, sale or other taxable disposition of a PACERS (including as a result of payments made at maturity) generally would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the PACERS has been held for more than one year).

Even if the Contingent Payment Regulations do not apply to the PACERS, it is possible that the IRS could seek to characterize the PACERS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the PACERS, it is possible, for example, that a PACERS could be treated as including a debt instrument and a derivative financial instrument or two or more options. In addition, as described above, a U.S. Holder may be required by the IRS to recognize capital gain even in a case where the PACERS are retired for CVRD Depositary Shares.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the PACERS on a current basis. The IRS and U.S. Treasury Department issued proposed regulations that require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the proposed regulations states that the “wait and see” method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to derivative financial instruments other than notional principal contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the PACERS.

Some or all of the net long-term capital gain arising from certain “constructive ownership” transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to derivative financial instruments in respect of the stock of most corporations, including the PACERS. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of “constructive ownership” transactions to include derivative financial instruments in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey “substantially all” of the economic return on an underlying asset from the scope of “constructive ownership” transactions. This category may include the PACERS. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to Non-U.S. Holders of the PACERS. The term “Non-U.S. Holder” means a holder of the PACERS that is a non-resident alien individual or a foreign corporation.

In the case of a Non-U.S. Holder of the PACERS, any payments made with respect to the PACERS will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the maturity, mandatory redemption, sale or other disposition of the PACERS by a Non-U.S. Holder generally will not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

A Non-U.S. Holder that is subject to U.S. federal income taxation on a net income basis with respect to its investment in the PACERS should see the discussion relating to U.S. Holders of the PACERS, above.

Estate Tax

If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, the PACERS may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the PACERS.

Backup Withholding and Information Reporting

A holder of the PACERS may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the PACERS.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             principal amount of PACERS (         PACERS), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the PACERS directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the PACERS to certain dealers, including Citicorp Financial Services Corp., a broker-dealer affiliated with Citigroup Global Markets, at the public offering price less a concession not to exceed $0.20 per PACERS. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.20 per PACERS on sales to certain other dealers. In addition, Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.20 per PACERS for each PACERS they sell. If all of the PACERS are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Citigroup Funding will apply to list the PACERS on the American Stock Exchange under the symbol “PAO.”

In order to hedge its obligations under the PACERS, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the PACERS — The Market Value of the PACERS May Be Affected by Purchases and Sales of CVRD Depositary Shares or Derivative Instruments Related to CVRD Depositary Shares by Affiliates of Citigroup Funding” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Client accounts over which Citigroup or its affiliates have investment discretion are NOT permitted to purchase the PACERS, either directly or indirectly.

ERISA MATTERS

Each purchaser of the PACERS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the PACERS through and including the date of disposition of such PACERS that either:

(b) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b) if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the PACERS or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the PACERS or (B) its acquisition and holding of the PACERS is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this pricing supplement and accompanying prospectus supplement and prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

PREMIUM MANDATORY CALLABLE

EQUITY-LINKED SECURITIES

% Per Annum PACERS Based Upon the American Depositary Shares of Companhia Vale do Rio Doce

Due             , 2009

($10 Principal Amount per PACERS)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by

Citigroup Inc.

Pricing Supplement

            , 2007

(Including Prospectus Supplement

dated April 13, 2006 and Prospectus dated March 10, 2006)